UNITED STATES
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INTERGRAPH CORPORATION

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LETTER FROM CHIEF EXECUTIVE OFFICER TO EMPLOYEES
Intergraph Corporation
PO Box 240000
Huntsville, AL 35824
p: 1.256.730.2000
www.intergraph.com
August 31, 2006
To the People of Intergraph:
I write to you today with some very important and exciting news relating to the growth and future of our company. Earlier today, we announced that Intergraph has signed a definitive agreement to be acquired by an investor group led by Hellman & Friedman LLC and Texas Pacific Group in a transaction valued at approximately $1.3 billion. Under the terms of the agreement, Intergraph stockholders will receive $44.00 in cash for each share of Intergraph common stock, representing a 22% premium over Intergraph’s weighted average share price for the last twenty trading days.
Intergraph’s Board of Directors has approved the merger agreement and has resolved to recommend that Intergraph’s stockholders adopt the agreement. As you might expect, the transaction is subject to stockholder approval and other required regulatory approvals. We anticipate that the transaction will be completed by the end of the year.
We believe this announcement is very good news for our current stockholders, customers, partners and employees. This transaction represents the culmination of a thorough review of our standalone plan and strategic alternatives to further Intergraph’s business transformation efforts. We believe this transaction is in the best interest of our shareholders and underscores the significant operational and financial improvements we have made through the solid execution of our Strategic Plan and “NOW — NEXT — AFTER NEXT” business transformation over the past three years.
Three years ago, we introduced a multi-year, three-phased transformation plan called “NOW — NEXT — AFTER NEXT.” This plan remains the blueprint for our company’s Strategic Plan. During the “NOW” phase we focused on improving our financial performance and successfully produced the Company’s best operating performance in twelve years. In addition, we redefined the guiding principles that shape our corporate culture and the aspirations of our organization by introducing our Company’s new Vision, Mission and Core Value Statements.
As part of “NOW” phase, we also took great care and effort to develop Intergraph’s first Strategic Plan in many years, which included the evaluation of our markets, products, financial returns, and operating efficiencies across our organization. This led your management team to the conclusion and conviction that as an organization we are much stronger together than we are apart, as our four separate and distinct business units were thwarting the natural synergies of our Company and limiting our ability to realize our fullest potential.
In the “NEXT” phase of our transformation plan in 2005, we focused on organizational changes, restructuring, and realignment aimed at creating a far better operating platform for our future growth. To accelerate our transformation efforts we embarked on Project Gibraltar to: (1) improve the customer and market-centric focus and responsiveness of Intergraph; (2) facilitate revenue growth by leveraging the Company’s full range of technology and services to sell to its customer base and markets; (3) enhance the Company’s development capabilities and ability to deliver innovative solutions to its target markets; and (4) increase effectiveness and improve efficiencies within our Company.
As we enter the “AFTER NEXT” phase of our business transformation, we are focused on accelerating revenue growth, considering potential market or company expansions, and expanding our technology capabilities. We believe our new partnerships with Hellman & Friedman LLC and Texas Pacific Group will provide us with a greater degree of financial freedom and flexibility to build a growth-oriented future for our Company. We are fortunate that these new investors are leading global private equity firms with tremendous capital strength, significant expertise in software and technology and proven track records of building leading global companies. Both of these firms share our commitment to accelerate Intergraph’s growth initiatives consistent with our “NOW — NEXT — AFTER NEXT” business transformation plan.
We believe the transaction will enable us to (1) accelerate our business transformation mission, (2) focus and build a growth-oriented future, and (3) extend our history of technical innovation. I assure you that we will remain committed to our Strategic Plan, customer base and target markets as we continue to invest in our customers, people and technology. As Intergraph has been doing for more than 35 years, we will continue to focus on providing the high-level of service that our customers have become accustomed to and delivering leading-edge technologies to our core markets where we believe we have differentiated capabilities. I stress that this transaction underscores the progress of Intergraph’s business transformation efforts and represents an endorsement of our Strategic Plan.
I attribute our business transformation to the hard work of all of you, whose determination and dedication to our mission have been the source of Intergraph’s remarkable recent progress in such a short period of time. This transaction is an endorsement of the quality of you the people of Intergraph, and you should be very proud of what we have achieved together. I truly thank you for all your efforts. I would like to stress that for all of us at Intergraph, it will be business as usual. Upon completion of the transaction, while we will change ownership, we do not expect any significant changes in our existing leadership.
In conclusion, let me say that I believe more than ever in you, the people of Intergraph, and our Mission and Vision. We have made much progress together but I know that neither you nor I am content. I am excited about our new partnership which will allow us to build and invest much more in our future. I know these changes will produce some internal turmoil and many questions, but I can assure you that I, the management team and our new partners are committed to you and the continued growth of our company. I ask that you, the people of Intergraph, not be distracted by our detractors and competitors who will attempt to dilute our focus and undermine our Mission.
I am grateful to be a part of this Company and proud to lead a group of such talented and committed people into the “AFTER NEXT” phase of our growth transformation. We will be holding a number of scheduled meetings at our headquarters in Huntsville as well as around the world via Interwise over the coming weeks.
In the meantime if you have any questions or would like additional information, please call our Employee Information line at (800) 371-4337 or (256) 730-1668. Additionally you can visit our corporate intranet at trueblue.intergraph.com for more information.
As always, thank you for everything you do each and everyday.

Important Additional Information will be Filed with the SEC
In connection with the proposed merger, Intergraph will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Intergraph at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intergraph by directing such request to Intergraph, Attention: Investor Relations, telephone: 1-256-730-2701.
Intergraph and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Intergraph’s participants, which may be different from those of Intergraph’s stockholders generally, in the solicitation is set forth in Intergraph’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.